Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 27, 2023, with respect to the consolidated financial statements of Streamline Health Solutions, Inc. and its subsidiaries, included in the Annual Report on Form 10-K for the year ended January 31, 2023.

/s/ FORVIS, LLP

Atlanta, Georgia

June 28, 2023